EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200183) of Ashford Inc. of our report dated March 24, 2015, with respect to the financial statement of Ashford Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Ashford Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Dallas, Texas
March 16, 2017